CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the "N-14 Registration Statement") of our report dated October 12, 2001, relating to the financial statements and financial highlights which appears in the August 31, 2001 Annual Report to Shareholders of Chartwell Large Cap Value Fund and Chartwell Small Cap Value Fund, each a series of Advisors Series Trust, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the heading "General Information" in the Statement of Additional Information of Chartwell Large Cap Value Fund and Chartwell Small Cap Value Fund, each a series of Advisors Series Trust, dated December 31, 2001, which is also incorporated by reference in the N-14 Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York
October 15, 2002